UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 3, 2012

Federal Home Loan Bank of Des Moines
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51999	42-6000149
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Skywalk Level, 801 Walnut Street -- Suite 200, Des Moines, Iowa		50309
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:	515-281-1000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2012 Incentive Plan

On August 3, 2012, the Federal Home Loan Bank of Des Moines (“Bank”) received a non-objection letter from its regulator, the Federal Housing Finance Agency (“FHFA”), concerning the Bank's 2012 Incentive Plan (“2012 Plan”). The 2012 Plan had previously been approved by the Bank's Board of Directors, subject to receipt of the FHFA's non-objection. The 2012 Plan is effective retroactively to January 1, 2012. All regular full-time and part-time employees, including all of the Bank's executive officers but excluding employees in the Bank's internal audit department, are eligible to participate in the 2012 Plan.

Notwithstanding the formulaic method for determining payouts under the 2012 Plan, actual payouts under the Plan are subject to the review and approval of the Human Resources and Compensation Committee (“Compensation Committee”) of the Board. The Compensation Committee may amend the goals and/or related award opportunities at any time in 2012. The goals and/or related award opportunities under the 2012 Plan may also be amended based on any recommendations received from the FHFA. The 2012 Plan is summarized below.

Under the 2012 Plan, incentive award opportunities for Bank-wide performance goals (“Part I Goals”) and individual/team performance goals (“Part II Goals”) are based upon established “threshold,” “target” and “maximum” award levels. Eligible employees are assigned an incentive compensation award opportunity which is expressed as a percentage of the employee's base salary in 2012. The Part I Goals are measured by the results achieved in attaining specified performance levels in three areas and weighted as follows:

•	Business with Members - as measured by member borrowing penetration, member product usage, advances-to-assets ratio for a select group of members, and customer satisfaction (40% total weight).

•	Profitability - as measured by adjusted return on capital stock (20% total weight).

•	Risk Management - as measured by (i) the “preservation of the enterprise value” (measured by the market value of capital stock) and (ii) the “quality of risk management” as assessed by the Board's Risk Committee in the areas of
Credit Risk, Market Risk, Operational Risk, Internal Controls and Model Risk Management (40% total weight).

Part II Goals under the 2012 Plan are generally tied to action plans as set forth in the Bank's strategic business plan, as well as to individual responsibilities of Bank employees.

For the Bank's president and the other executive officers, the overall incentive award opportunity under the 2012 Plan is weighted 60% on Part I Goals and 40% on Part II Goals. With respect to the Bank's president, the 2012 Plan incentive compensation award opportunity is between 50% (threshold) and 100% (maximum) of base salary, with a target of 75%. With respect to the Bank's other executive officers, the 2012 Plan incentive award opportunity is between 40% (threshold) and 80% (maximum) of base salary, with a target of 60%.

For the Bank's executive and certain other officers, the 2012 Plan requires a percentage of the incentive award to be deferred for three years following the end of the performance plan period (to be paid out in 2016). In addition, to account for the Bank's transition in 2012 to a longer deferral period as compared to periods used in prior years, Part I and II Goals under the 2012 Plan will also be used to determine a deferred incentive award to be paid in 2015. In the case of 2012 Plan incentive awards earned by the Bank's executive officers, approximately 50% of those incentive awards will be deferred. However, the payout opportunity for deferred payouts will be subject to an economic value of capital stock (EVCS) modifier, as follows:

•	If the average quarterly EVCS for the year preceding the one in which the deferred award is to be paid is less than $90 per share, there will be no deferred award payout.

•	If the average quarterly EVCS for the year preceding the one in which the deferred award is to be paid is $90 per share, the deferred award payout will be equal to 90% of the potential award.

•	For every dollar that the average quarterly EVCS for the year preceding the one in which the deferred award is to be paid exceeds $90 per share, one percentage point will be added to the multiplier of 90% up to a maximum multiplier of 110%.

The above description of the 2012 Plan is qualified in its entirety by reference to the complete text of the 2012 Plan, which is included as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number 10.1        Federal Home Loan Bank of Des Moines 2012 Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Des Moines

August 7, 2012	By:	/s/ Richard S. Swanson

Name: Richard S. Swanson
Title: President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	2012 Incentive Plan